Exhibit 99.1

WILSHIRE BANCORP, INC. CONTACT: Alex Ko, EVP & CFO, (213) 427-6560 www.wilshirebank.com	NEWS RELEASE

Wilshire Bancorp Reinstates Quarterly Cash Dividend at $0.03 per Share

LOS ANGELES (June 4, 2013) – Wilshire Bancorp, Inc. (NASDAQ: WIBC), the parent company of Wilshire State Bank, announced today that the Board of Directors has approved the reinstatement of a quarterly cash dividend.  All stockholders of record as of June 30, 2013 will be paid a cash dividend of $0.03 per common share, payable on July 15, 2013.

“We are pleased to reinstate our quarterly cash dividend, which reflects the consistently strong financial performance of the Company,” said Jae Whan Yoo, President and Chief Executive Officer of Wilshire Bancorp and Wilshire State Bank.  “Along with our ongoing stock repurchase program, the reinstatement of the quarterly cash dividend enables us to return excess capital to shareholders while also maintaining sufficient capital to continue investing in the growth of our franchise.”

COMPANY INFORMATION

Headquartered in Los Angeles, Wilshire State Bank operates 25 branch offices in California, Texas, New Jersey and New York, and eight loan production offices in Dallas and Houston, TX, Atlanta, GA, Aurora, CO, Annandale, VA, Fort Lee, NJ, Newark, CA, and Bellevue, WA, and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area.  For more information, please go to www.wilshirebank.com.

FORWARD-LOOKING STATEMENTS

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. Any financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management and are subject to change. The information in this press release speaks only as of the date of this release and Wilshire Bancorp specifically disclaims any duty to update the information in this press release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

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